FORM OF TAX OPINION

____________, 2018

Mutual Fund Series Trust c/o Gemini Fund Services LLC 4020 South 147th Street Suite 2 Omaha, NE 68137
Epiphany Funds 200 N. Mesquite Street Suite 205 Arlington, TX 76011
Re:	AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF __________________, 2018 (THE "AGREEMENT"), BY AND AMONG EPIPHANY FUNDS ("EPIPHANY") on behalf of ITS SERIES, EPIPHANY FFV strategic income fund (THE "EXISTING Fund"), Mutual fund series TRUST ("mfst") on behalf of ITS SERIES, eventide limited-term bond FUND (THE "NEW FUND") AND, SOLELY FOR PURPOSES OF PARAGRAPH 6 THEREOF, eventide asset management, llc and trinity FIDUCIARY partners, llc

Ladies and Gentlemen:

You have requested our opinion with respect to certain of the federal income tax consequences of a proposed transaction consisting of: (i) the transfer of all of the assets of the Existing Fund (the “Assets”) in exchange solely for voting shares of beneficial interest of the New Fund (“New Fund Shares”); (ii) the assumption by the New Fund of all of the liabilities of the Existing Fund (the “Liabilities”); and (iii) the distribution of the New Fund Shares to the shareholders of the Existing Fund in exchange for their shares of beneficial interest of the Existing Fund (“Existing Fund Shares”) in complete liquidation of the Existing Fund, all upon the terms and conditions set forth in the Agreement (the “Reorganization”). The New Fund is a newly organized series of MFST that has not commenced operations and will not do so until the date of the Reorganization. In the Reorganization, the holders of Class A and Class I Existing Fund Shares will receive Class A and Class I New Fund Shares, respectively. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon: (i) the Agreement; (ii) the Combined Proxy Statement and Prospectus (Form N-14) filed with the Securities and Exchange Commission in connection with the Reorganization; (iii) certain representations concerning the Reorganization made to us by Epiphany, on behalf of the Existing Fund, and by the MFST, on behalf of the New Fund, in letters of even date herewith (the “Representation Letters”); (iv) all other documents, financial and other reports which we deemed relevant or appropriate; and (v) the Code,[1] applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter. For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement and the representations made in the Representation Letters are true and correct and that the conditions to the parties’ obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder. In rendering our opinion, we have relied on the representations and warranties in the Agreement and the representations in the Representation Letters. To the extent that any of the representations or warranties in the Agreement or any of the representations in either of the Representation Letters are inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in such documents.

Based upon the foregoing, it is our opinion for federal income tax purposes that, subject to the limitations set forth herein:

(a)       The New Fund’s acquisition of the Assets in exchange solely for the New Fund Shares and its assumption of the Liabilities, followed by the Existing Fund’s distribution of the New Fund Shares pro rata to the Existing Fund shareholders actually or constructively in exchange for their Existing Fund Shares in complete liquidation of the Existing Fund, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the Existing Fund and the New Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)       Under Section 361 of the Code, no gain or loss will be recognized by the Existing Fund upon the transfer of the Assets to the New Fund solely in exchange for the New Fund Shares and the assumption by the New Fund of the Liabilities or upon the distribution (whether actual or constructive) of the New Fund Shares to the Existing Fund shareholders in exchange for their Existing Fund Shares.

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[1] All references to the “Code” are to the Internal Revenue Code of 1986, as amended.

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(c)       Under Section 1032(a) of the Code, no gain or loss will be recognized by the New Fund upon the receipt of the Assets solely in exchange for the New Fund Shares and the New Fund’s assumption of the Liabilities.

(d)       Under Section 362(b) of the Code, the New Fund’s adjusted basis in each of the Assets will be the same as the Existing Fund’s adjusted basis therein immediately prior to the Reorganization.

(e)        Under Section 1223(2) of the Code, the New Fund’s holding period in each of the Assets will include the Existing Fund’s holding period therein (except where the New Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period).

(f)       Under Section 354(a)(1) of the Code, no gain or loss will be recognized by the Existing Fund shareholders upon the exchange of their Existing Fund Shares for the New Fund Shares in complete liquidation of the Existing Fund pursuant to the Reorganization.

(g)       Under Section 358(a)(1) of the Code, the aggregate adjusted basis of the New Fund Shares received by each Existing Fund shareholder pursuant to the Reorganization will be the same as the aggregate adjusted basis of the Existing Fund Shares held by such shareholder immediately prior to the Reorganization.

(h)       Under Section 1223(1) of the Code, the holding period of the New Fund Shares received by each Existing Fund shareholder in the Reorganization will include the period during which the Existing Fund Shares exchanged therefor were held by such shareholder (provided the Existing Fund Shares were held as capital assets on the date of the Reorganization).

(i)       The New Fund will succeed to and take into account the items of the Existing Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder. In particular, under Treasury Regulation § 1.381(b)-1(a)(2), the New Fund will be treated for purposes of section 381 of the Code just as the Existing Fund would have been treated if there had been no Reorganization, and the taxable year of the Existing Fund will not end on the date of the Reorganization merely because of the closing of the Reorganization.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. Our opinions represent our best legal judgment as to the matters addressed herein, but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion. We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

Our opinions are provided solely to you as a legal opinion only, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above. No opinion may be implied or inferred beyond what is expressly stated in this letter. We express no opinion with respect to any matter not specifically addressed by the foregoing opinions. By way of illustration, and without limitation of the foregoing, we express no opinion regarding: (i) whether

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either the Existing Fund or the New Fund qualifies or will qualify as a regulated investment company; (ii) the federal income tax consequences of the payment of Reorganization expenses by Eventide Asset Management, LLC and Trinity Fiduciary Partners, LLC, except in relation to the qualification of the Reorganization as a reorganization under Section 368(a) of the Code; (iii) whether any federal income tax will be imposed or required to be withheld under the Foreign Investment in Real Property Tax Act of 1980 with respect to any Existing Fund shareholder that is a foreign person; (iv) the effect of the Reorganization on the Existing Fund with respect to any transferred asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting (including under Section 1256 of the Code); (v) the effect of the Reorganization on any shareholder of the Existing Fund that is required to recognize unrealized gains or losses for federal income tax purposes under a mark-to-market system of accounting; (vi) whether accrued market discount, if any, on any market discount bonds held by the Existing Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (vii) whether any gain or loss will be required to be recognized with respect to any Asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); and (viii) any state, local or foreign tax consequences of the Reorganization.

Our opinions are being rendered to Epiphany Funds and the Mutual Fund Series Trust and their respective Boards of Trustees, and may be relied upon only by Epiphany Fund and MFST and their respective Boards of Trustees and by the shareholders of the Existing Fund, it being understood that we are not thereby establishing any attorney-client relationship with any shareholder of the Existing Fund. Epiphany Funds, the Existing Fund, MFST, the New Fund and the shareholders of the Existing Fund and the New Fund are free to disclose the tax treatment or tax structure of any of the transactions described herein.

We hereby consent to the filing of this opinion as an exhibit to the Form N-14 and to the use of our name and to any reference to our firm in the Form N-14. In giving such consent, we do not hereby admit that we are within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Thompson Hine LLP

4851-3812-2860.2

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